EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of March 16, 2016, (“Effective Date”) between MabVax Therapeutics Holdings, Inc. (the “Company”), and Paul Resnick, MD MBA (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.

Position and Duties.

(a)

The Executive shall serve as the Company’s Vice President and Chief Business Officer, reporting to the Company’s President and Chief Executive Officer (“CEO”).

(b)

The Executive shall perform those services customary to this office and such other lawful duties that the CEO may be reasonably assign to him.  The Executive shall devote all of his business time and best efforts to the performance of his duties under this Agreement and shall be subject to, and shall comply with the Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.  Notwithstanding the foregoing, the Executive shall be entitled to (i) serve as a member of the board of directors of a reasonable number of companies, subject to the advance approval of the CEO, which approval shall not be unreasonably withheld, (ii) serve on civic, charitable, educational, religious, public interest or public service boards, subject to the advance approval of the CEO, which approval shall not be unreasonably withheld, and (iii) manage the Executive’s personal and family investments, in each case, to the extent such activities do not materially interfere, as determined by the CEO in good faith, with the performance of the Executive’s duties and responsibilities hereunder.

2.

At-Will Employment; Term.  The Executive’s employment is “at will” and is not for any specified term or length of time.  This Agreement shall continue from the Effective Date until terminated as set forth in section 4 (the “Term”).

3.

Compensation and Related Matters.

(a)

Base Salary.  During the Term, the Executive’s annual base salary shall be $265,000 (the “Base Salary”).  The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time and may be increased, but not decreased, at the discretion of the Company.

(b)

Annual Bonus.  During the Term, the Executive shall be entitled to participate in the Company’s executive bonus plan, under which a discretionary bonus (the “Annual Bonus”) may be awarded by the Board for each calendar year, payable in cash in accordance with, and subject to the terms and conditions of, the Company’s then applicable short-term bonus or other cash incentive program (each, a “Bonus Program”).  The Executive’s aggregate target bonus award for each calendar year will be 30% of his then Base Salary (the “Target Annual Bonus”).  The Executive’s actual Annual Bonus may range from a minimum amount of 0% to a maximum of 30% of his Base Salary, and will be determined by the Company and will be contingent upon the attainment of performance goals reasonably established in good faith by the Company.  The target date for any Annual Bonus compensation payable to the Executive shall be March 15 of the calendar year following the calendar year to which such Annual Bonus relates, subject to the approvals required above.  Such Annual Bonuses, if any, are awarded in part to incentivize the Executive to remain in the Company’s employ, therefore it is a condition of any award that the Executive remain employed by the Company through the date the Annual Bonus is paid, except as set forth in Section 5 herein.

(c)

Equity. In consideration for his employment and subject to the approval of the Board, the Company will recommend to its current Board that the Executive be granted a 10-year stock option to purchase up to 560,000 shares of Company’s common stock (the “Shares”) pursuant to the Company’s Second Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan as amended from time to time by the Company (the “Plan”), subject to the approval of the Board. The Shares will be granted pursuant to a form of option agreement previously approved by the Board.  The options will vest in 3 equal annual installments on the anniversary of the grant date.  Sixty (60) percent of those options will have a strike price of the current share price on the later of the day you join the company or the date of grant, and the remaining forty (40) percent will have a strike price of $1.75 per share.

(d)

Business Expenses.  During the Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e)

Other Benefits.  During the Term and subject to any contribution therefor required of employees of the Company, the Executive shall be entitled to participate in all equity, pension, savings and retirement plans, welfare and insurance plans, practices, policies, programs and perquisites of employment applicable generally to other senior executives of the Company, except to the extent any employee benefit plan provides for benefits otherwise provided to the Executive hereunder (e.g., annual bonuses and severance).  Such participation shall be subject to (i) requirements of applicable law, (ii) the terms of the applicable plan documents, (iii) generally applicable Company policies, and (iv) the discretion of the Board or any administrative or other committee provided for under or contemplated by such plan.  The Executive shall have no recourse against the Company under this Agreement in the event that the Company should alter, modify, add to or eliminate any or all of its employee benefit plans.

(f)

Vacation; Holidays.  During the Term, the Executive shall be entitled to take up to 30 days of paid time off per calendar year, to be taken in accordance with the policies applicable to senior executives of the Company generally.  The Executive shall also be entitled to paid holidays in accordance with the policies applicable to senior executives of the Company generally.

4.

Termination.  The Executive’s employment may be terminated and this Agreement may be terminated as set forth below:

(a)

Death.  The Executive’s employment shall terminate upon his death.

(b)

Disability.  The Company may terminate the Executive’s employment upon notice to the Executive if the Executive becomes subject to a Disability.  For purposes of this Agreement, “Disability” means the Executive is unable to perform the essential functions of his position, with or without a reasonable accommodation, for a period of 90 consecutive calendar days or 180 non-consecutive calendar days within any rolling 12 month period.

(c)

Termination by Company for Cause.  The Company may terminate the Executive’s employment immediately upon notice for Cause.  For purposes of this Agreement, “Cause” means (i) the Executive’s conviction of a felony or a crime of moral turpitude; (ii) the Executive’s commission of unauthorized acts intended to result in the Executive’s personal enrichment at the material expense of the Company; or (iii) the Executive’s material violation of the Executive’s duties or responsibilities to the Company which constitute willful misconduct or dereliction of duty, provided as to any termination pursuant to subsection (iii), a majority of the members of the Board shall first approve such “Cause” termination before the Company effectuates such termination of employment.

(d)

Termination by the Company without Cause.  The Company may terminate the Executive’s employment at any time without Cause upon 30 days prior written notice.

(e)

Termination by the Executive without Cause.  The Executive may terminate his employment at any time for any reason other than a Good Reason, upon 30 days prior written notice.

(f)

Termination by the Executive for Good Reason.  The Executive may terminate his employment for Good Reason.  For purposes of this Agreement, “Good Reason” means the existence of any one or more of the following conditions without the Executive’s consent, provided Executive shall submit written notice to the CEO within 45 days such condition(s) first arise specifying the condition(s): (i) a material change in or reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position with the Company; (ii) a material reduction in the Executive’s then current Base Salary or Target Annual Bonus opportunity; or (iii) the requirement that Executive relocate to an office location more than fifty (50) miles from the San Diego, California area.   Upon receipt of written notice from the Executive regarding a condition constituting Good Reason, the Company shall then have 30 days to correct the condition (the “Cure Period”).  If such condition is not corrected by the last day of the Cure Period, the Executive’s resignation for Good Reason shall become effective on the 31st day following the written notice.  The Executive’s continued employment during these periods subsequent to an event that may constitute Good Reason shall not be deemed to be a waiver of his rights under this provision.

(g)

Termination in connection with a Change in Control.  In the event of a Change in Control of the Company (as such term is defined in the Plan), for a period of sixty (60) days after the effective date of such Change in Control, Executive shall be entitled to resign employment with the Company.  This subsection shall also prohibit the termination of Executive’s employment without Cause once the Company enters into a letter of intent relating to a transaction that would result in a Change in Control.

(h)

Termination Date.  The “Termination Date” means: (i) if the Executive’s employment is terminated by his death under Section 4(a), the date of his death; (ii) if the Executive’s employment is terminated on account of his Disability under Section 4(b), the date on which the Company provides the Executive a written termination notice; (iii) if the Company terminates the Executive’s employment for Cause under Section 4(c), the date on which the Company provides the Executive a written termination notice; (iv) if the Company terminates the Executive’s employment without Cause under Section 4(d), 30 days after the date on which the Company provides the Executive a written termination notice; (v) if the Executive resigns his employment without Good Reason under Section 4(e), 30 days after the date on which the Executive provides the Company a written termination notice, (vii) if the Executive resigns his employment with Good Reason under Section 4(f), the 31st day following the day the Executive provides the Company with written notice of the conditions constituting same, if the Company has not cured such conditions by the 30th day; (viii) if the Executive provides the Company with written notice of his termination in connection with a Change in Control pursuant to Section 4(g), the 31st day following such written notice.

5.

Compensation upon Termination.

(a)

Termination by the Company for Cause or by the Executive without Good Reason.  If the Executive’s employment with the Company is terminated pursuant to Sections 4(c) or (e), the Company shall pay or provide to the Executive only the following amounts through the Termination Date: any earned but unpaid Base Salary, unpaid expense reimbursements, and any vested compensation or benefits the Executive may have under any employee benefit plan of the Company or applicable law (the “Accrued Obligations”) on or before the time required by law but in no event more than 30 days after the Executive’s Termination Date.

(b)

Death.  If, prior to the expiration of the Term, the Executive’s employment terminates because of his death as provided in Section 4(a), then the Executive’s authorized representative or estate shall be entitled to the following subject to Section 6:

(i)

Accrued Obligations.  The Company shall pay the Accrued Obligations earned through the Termination Date (payable at the time provided for in Section 5(a)).

(ii)

Unpaid Annual Bonus.  The Company shall pay any Annual Bonus awarded by the Board based on the Board’s determination of actual achievement of performance criteria for that year for the calendar year preceding the Termination Date that remains unpaid as of the Termination Date (payable at the time provided for in Section 6).

(iii)

Pro-Rata Bonus.  The Company shall pay a pro-rata portion of any unawarded Annual Bonus for the calendar year in which the Executive’s termination occurs based on the Board’s determination of actual achievement of performance criteria for that year (determined by multiplying the amount of the Annual Bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that the Executive is employed by the Company and the denominator of which is 365) (the “Pro-Rata Bonus”) payable at the time provided for in Section 6.

(iv)

Vesting Acceleration.  The Company shall vest in full the Executive on the Termination Date for any and all outstanding equity-incentive awards issued to the Executive and any options may be exercised by his authorized representative or estate for a period equal to the earlier of one year from and after the Termination Date and the original expiration date of each option as set forth in the respective grant agreements unless a longer period of time is set forth in the grant agreement evidencing the options.

(v)

Continuation of Benefits.  Subject to the Executive’s eligible dependents’ timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall contribute to the premium cost of the Executive’s participation and that of his eligible dependents’ in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months, provided the Executive pay the remainder of the premium cost of such participation by payroll deduction (if any) and, provided further that the Executive (or eligible dependents) is eligible and remains eligible for COBRA coverage.  If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent, necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.  If the Executive’s participation or that of his eligible dependents’ participation would give rise to penalties or taxes against the Company under the Act, as determined by the Company in its sole discretion, the Company shall instead make cash payments to the Executive over the same period in monthly installments in an amount equal to the Company’s portion of the monthly cost of providing such benefits under its group health plan for such period.

(c)

Termination by the Company for Disability, or without Cause, by the Executive with Good Reason or in connection with a Change in Control.  If, prior to the expiration of the Term, the Executive’s employment is terminated as a result of Disability pursuant to Section 4(b), by the Company without Cause pursuant to Section 4(d), the Executive terminates his employment for Good Reason pursuant to Section 4(f), the Executive terminates his employment in connection with a Change in Control pursuant to Section 4(g) then the Executive shall be entitled to the following subject to Section 6:

(i)

The Company shall pay and provide the Executive with the benefits set forth in 5(b) (i) (Accrued Obligations), 5(b)(ii) (Unpaid Bonus), 5(b)(iii) (Pro-Rata Bonus), 5(b)(iv) (Vesting Acceleration), and the continuation of benefits for 12 months as set forth in Section 5(b)(v) (Continuation of Benefits) provided that if Executive obtains other employment that offers group health benefits, such continued coverage by the Company under subsection (b)(v) (Continuation of Benefits) shall cease as of such coverage date; and

(ii)

The Company shall pay the Executive severance in an amount equal to one times the Base Salary at the rate in effect on the Termination Date (but without giving effect to any reduction if one or all of the bases for the Executive’s resignation for Good Reason is a reduction in Base Salary) less, in the case of termination by the Company for Disability, the gross proceeds paid to the Executive on account of Social Security or other similar benefits and Company-provided short-term and long-term disability plans, if any, which shall be payable in twelve (12) equal monthly installments commencing as set forth in Section 6.

6.

Mutual Release; Payment.  The payments and benefits provided for in Section 5 (other than those required by law) shall be conditioned on (a) the Executive’s continued compliance with the obligations of the Executive under Sections 9 and 10 and (b) the effectiveness and irrevocability of a full mutual release, executed by the Company and the Executive or, in the event of his death, his estate, of all claims that the Executive, his heirs and assigns may have against the Company, its affiliates and subsidiaries and each of their respective directors, officers, employees and agents, and of all claims that the Company shall have against the Executive, his heirs and assigns, in a form reasonably acceptable to the Company and the Executive (the “Release”).  The Release must become enforceable and irrevocable on or before the sixtieth (60th) day following the Termination Date.  If the Executive (or his estate) fails to execute without revocation the Release, he shall be entitled to the Accrued Obligations only and no other benefits.  The installments of severance provided under Section 5(c)(ii) shall commence in the calendar month following the month in which the Release becomes enforceable and irrevocable.  If, however, the sixty (60) day period in which the Release must become enforceable and irrevocable begins in one year and ends in the following year, the Company shall commence payment of the severance installments in the second year in the later of January and the first calendar month following the month in which the Release becomes effective and irrevocable.  The first installment shall include, however, all amounts that would otherwise have been paid to the Executive between the Termination Date and the Executive’s receipt of the first installment, assuming the first installment would otherwise have been paid in the month following the month in which the Termination Date occurs.  Any Unpaid and Pro-Rata Bonuses payable in Section 5 shall be paid on the later of when annual bonuses are paid to other senior executives of the Company generally, or when condition (b) above is fulfilled.

7.

Section 409A Compliance.

(a)

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year.  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)

To the extent that any of the payments or benefits provided for in Section 5 are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the United States Internal Revenue Code (the “Code”), the following interpretations apply to Section 5:

(i)

Any termination of the Executive’s employment triggering payment of benefits under Section 5 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-l(h) before distribution of such benefits can commence.  To the extent that the termination of the Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A- 1(h) (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company or any of its parents, subsidiaries or affiliates at the time the Executive’s employment terminates), any benefits payable under Section 5(b) or (c) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 7(b)(i) shall not cause any forfeiture of benefits on the Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii)

Because the Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b) or (c) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of the Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the Executive’s death, the Company shall pay the Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid the Executive prior to that date under Section 5 of this Agreement.

(iii)

It is intended that each installment of the payments and benefits provided under Section 5 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.  In particular, the installment severance payments set forth in Section 7(b)(ii) of this Agreement shall be divided into two portions.  That number of installments commencing on the first payment date set forth in Section 7 of this Agreement that are in the aggregate less than two times the applicable compensation limit under Section 401(a)(17) of the Code for the year in which the Termination Date occurs (provided the termination of the Executive’s employment is also a separation from service) shall be payable in accordance with Treas. Reg. § 1.409A-l(b)(9)(iii) as an involuntary separation plan.  The remainder of the installments shall be paid in accordance with Sections 7(b)(i) and (ii) above.

8.

Certain Reductions in Payments.

(a)

Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject the Executive to the tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Agreement Payments (as defined below) to the Executive so that the Parachute Value (as defined below) of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below).  Agreement Payments shall be so reduced (the “Reduced Payments”) only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced.  If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b)

If the Accounting Firm determines that the aggregate Agreement Payments to the Executive should be reduced so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 8 shall be binding upon the Company and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date that there has been an Agreement Payment that would subject the Executive to the tax under Section 4999 of the Code (the “Excise Tax”).

(c)

For purposes of reducing the Agreement Payments to the Executive so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, only Agreement Payments (and no other Payments) shall be reduced.  The reduction contemplated by this Section 8, if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (i) any Payments under Section 5(b)(v) (Continuation of Benefits), (ii) any Payments under Section 5(b)(iii) (Pro-Rata Bonus), (iii) any Payments under Section 5(b)(ii) (Unpaid Bonus), (iv) any Payments under Section 5(b)(iv) (Acceleration of Vesting), and (iv) any other cash Agreement Payments that would be made upon a termination of the Executive’s employment, beginning with payments that would be made last in time.

(d)

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that, under circumstances where the initial determination resulted in Reduced Payments, the Internal Revenue Service may later determine such reduction was not large enough to avoid the Excise Tax on the Payments (making the Net After-Tax Receipt of aggregate Payments less than if no reduction had occurred).  Under such circumstances, in the event that the Internal Revenue Service or a court, as applicable, finally and in a decision that has become unappealable or a decision which is non-final but which the Company elects not to appeal, determines that the Payments are subject to the Excise Tax, the amount of the Reduced Payments shall be paid or distributed by the Company to or for the benefit of the Executive within 30 days of such final determination; provided that (i) the Executive shall not initiate any proceeding or other contests regarding these matters, other than at the direction of the Company, and shall provide notice to the Company of any proceeding or other contest regarding these matters initiated by the Internal Revenue Service and (ii) the Company shall be entitled to direct and control all such proceedings and other contests, if it commits to do so, it shall pay all fees (including without limitation legal and other professional fees) associated therewith.

(e)

In connection with making determinations under this Section 8, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the change in control, including the non-competition provisions applicable to the Executive under Section 9(d) and any other non-competition provisions that may apply to the Executive, and the Company shall cooperate in the valuation of any such services, including any non-competition provisions.

(f)

All fees and expenses of the Accounting Firm in implementing the provisions of this Section 8 shall be borne by the Company.

(g)

In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Agreement Payments, the Executive shall permit the Company to control issues related to the Agreement Payments or any excise tax thereon, provided that such issues do not potentially materially adversely affect the Executive.  If the Company commits to control such issues, it shall pay all fees (including without limitation legal and other professional fees) associated therewith.  In the event of any conference with any taxing authority as to the Agreement Payments, any excise tax thereon, or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and any representative of the Executive shall cooperate with the Company and its representative.

(h)

Definitions.  The following terms shall have the following meanings for purposes of this Section 8.

(i)

“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Executive and reasonably acceptable to the Company for purposes of making the applicable determinations hereunder.

(ii)

“Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement including, for the avoidance of doubt, any acceleration of vesting of equity awards.

(iii)

“Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Code Sections 1 and 4999 and under applicable state, local, and foreign laws, determined by applying the applicable highest marginal rate .

(iv)

“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Code Section 4999 will apply to such Payment.

(v)

A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(vi)

“Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Code Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4).

(vii)

“Safe Harbor Amount” means (x) 3.0 times the Executive’s “base amount,” within the meaning of Code Section 280G(b)(3), minus (y) $1.00.

9.

Confidentiality and Restrictive Covenants.

(a)

The Executive acknowledges that:

(i)

the Company (which, for purposes of this Section 9 shall include the Company and each of its subsidiaries and affiliates) is engaged in the biopharmaceutical business with a focus on the discovery, development and testing of antibodies and vaccines for eventual commercialization, and such other business activities as may be disclosed from time to time by the Company in its filings with the SEC or otherwise (the “Business”);

(ii)

the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing the Company’s Business;

(iii)

the Company’s Business is national in scope;

(iv)

the Business in which the Company is engaged is intensely competitive and that Executive’s employment by the Company will require that he have access to and knowledge of nonpublic confidential information of the Company and the Company’s Business, as further defined in the Employee Confidentiality and Assignment Agreement (the “IP Agreement”) between Executive and the Company of even date herewith (collectively, “Confidential Information”);

(v)

the direct or indirect disclosure of any Confidential Information would place the Company at a serious competitive disadvantage and would do serious damage, financial and otherwise, to the Company’s business;

(vi)

by his training, experience and expertise, the Executive’s services to the Company will be special and unique;

(vii)

the covenants and agreements of the Executive contained in this Section 9 and the IP Agreement are essential to the business and goodwill of the Company; and

(viii)

if the Executive leaves the Company’s employ certain competitive acts while in possession of the Company’s sensitive Confidential Information would be unfair and would cause the Company irreparable harm.

(b)

Covenant Against Disclosure.  All Confidential Information relating to the Business is, and shall be governed by the IP Agreement.

(c)

Return of Company Documents and Other Assets.  On the Termination Date or on any prior date upon the Company’s written demand, the Executive will return all memoranda, notes, lists, records, property, assets and other tangible things and documents provided by the Company or concerning the Business, including all Confidential Information, in his possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) and that he will not retain or furnish any such Confidential Information to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(d)

Further Covenant.  In accordance with the IP Agreement, Executive shall not at any time during or after employment, disclose or use any Company Confidential Information for any purpose except as permitted in the IP Agreement.  In addition and in view of Executive’s possession of significant and sensitive Confidential Information, during the Term and through the second anniversary of the Termination Date, the Executive shall not, directly or indirectly, take any of the following actions, and, to the extent the Executive owns, manages, operates, controls, is employed by or participates in the ownership, management, operation or control of, or is connected in any manner with, any business, the Executive will use his best efforts to ensure that such business does not take any of the following actions:

(i)

solicit, persuade or attempt to persuade any customer, partner or vendor of the Company to cease doing business with the Company, or to reduce the amount of business any customer, partner or vendor does with the Company;

(ii)

solicit, persuade or attempt to persuade any employee or independent contractor of the Company to leave the service of the Company, or hire or engage, directly or indirectly, any individual who was an employee or independent contractor of the Company within one (1) year prior to the Executive’s Termination Date.

(e)

Enforcement.  The Executive acknowledges and agrees that any breach by him of any of the provisions of this Section 9 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches or threatens to commit a breach of any of the provisions of Section 9, the Company shall have the ability to seek the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages): (i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and (ii) the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by him as the result of any transactions constituting a breach of the Restrictive Covenants, and the Executive shall account for and pay over such Benefits to the Company and, if applicable, its affected subsidiaries and/or affiliates.  The Executive agrees that in any action seeking specific performance or other equitable relief, he will not assert or contend that any of the provisions of this Section 9 are unreasonable or otherwise unenforceable. Other than a material breach of this Agreement, the existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

10.

Intellectual Property.  Relevant intellectual property shall be governed by the IP Agreement.

11.

Indemnification.  The Company shall indemnify the Executive in accordance with the Indemnification Agreement between the parties of even date herewith.

12.

Integration.  This Agreement, including the other agreements referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other discussions, understanding and agreements between the parties concerning such subject matter, including, without limitation, the prior offer letter.

13.

Successors.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.  In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).  The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

14.

Enforceability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.

Survival.  The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16.

Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.

Notices.  Any notices, requests, demands and other communications provided for by this Agreement shall be in writing and deemed given when delivered in person or by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

18.

Amendment.  This Agreement may be amended or modified only by a written instrument signed by the Executive and the President of the Company.

19.

Governing Law.  This is a California contract and shall be construed under and be governed in all respects by the laws of California for contracts to be performed in that State and without giving effect to the conflict of laws principles of California or any other State.  In the event of any alleged breach or threatened breach of this Agreement, the Executive hereby consents and submits to the jurisdiction of the federal and state courts sitting in San Diego County.

20.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

MabVax Therapeutics Holdings, Inc.

By:  /s/ J. David Hansen

Name: J. David Hansen

Title: President & CEO

/s/ Paul Resnick

Executive